Exhibit 5.1
[The Anderson’s Letterhead]
July 28, 2006
The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537
Ladies and Gentlemen:
     I am acting in my capacity as Vice President, General Counsel and Secretary for The Andersons, Inc., an Ohio corporation (the “Company”), in connection with the proposed registration by the Company of 2,599,000 shares of its common stock, no par value (the “Shares”), pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). Of the Shares to be registered pursuant to the Registration Statement, up to 2,339,000 shares are being offered by the Company (the “Primary Shares”) and up to 260,000 shares are being offered by the selling shareholders named in the Registration Statement (the “Secondary Shares”). For purposes of this opinion, the terms Primary Shares and Secondary Shares also refers to any additional Shares included pursuant to Rule 462(b) under the Act. Of the total number of shares being offered by the Company, up to 339,000 of the Primary Shares may be sold pursuant to the underwriters’ over-allotment option.
     In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation and the Code of Regulations of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and the original issuance of the Secondary Shares.
     For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling shareholders and officers and other representatives of the Company.

          Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, I advise you, and with respect to each legal issue addressed in this letter, it is my opinion, that:
     (a) When the Registration Statement becomes effective under the Act, when the Board of Directors and the Pricing Committee of the Company have taken all necessary action to approve the issuance and sale of the Primary Shares and when appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable.
     (b) The Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.
     My advice expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the internal law of the State of Ohio.
     My advice on every legal issue addressed in this opinion is based exclusively on the internal law of the State of Ohio (including the statutory provisions, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing) and the federal securities laws of the United States, and represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained herein considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Ohio be changed by legislative action, judicial decision or otherwise.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely, /s/ NARAN U. BURCHINOW Naran U. Burchinow Vice President, General Counsel and Secretary of The Andersons, Inc.

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